Exhibit 99.2

ENTERPRISE PRICES $ 1.25 BILLION AGGREGATE PRINCIPAL

AMOUNT OF SENIOR NOTES

Houston, Texas (July 30, 2020) – Enterprise Products Partners L.P. (NYSE:EPD) (“Enterprise”) today announced that its operating subsidiary, Enterprise Products Operating LLC (“EPO”), has priced a public offering of $1.25 billion aggregate principal amount of notes comprised of $250 million principal amount of senior notes due January 31, 2030 (“Reopened Senior Notes AAA”), and $1.0 billion principal amount of senior notes due February 15, 2052 (“Senior Notes DDD”).

We expect to use the net proceeds of this offering for (i) general company purposes, including for growth capital investments, and (ii) the repayment of debt (including repayment of all or part of our $750 million principal amount of 2.80% Senior Notes TT at their maturity in February 2021).

The Reopened Senior Notes AAA, which have a 2.80% fixed-rate interest coupon, will be issued at 107.211% of their principal amount and will have identical terms, be fungible with and be a part of a single series of senior debt securities together with the $1.0 billion of Senior Notes AAA issued on January 15, 2020. The Senior Notes DDD will be issued at 99.233% of their principal amount and will have a fixed-rate interest coupon of 3.20%. Enterprise Products Partners L.P. will guarantee the senior notes through an unconditional guarantee on an unsecured and unsubordinated basis. Settlement of the offering is expected to occur on August 7, 2020.

J.P. Morgan Securities LLC, Mizuho Securities USA LLC, MUFG Securities Americas Inc. and Scotia Capital (USA) Inc. acted as joint book-running managers for the offering. An investor may obtain a free copy of the prospectus as supplemented for the offering by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, EPO or any underwriter or dealer participating in this offering will arrange to send a prospectus as supplemented to an investor if requested by contacting J.P. Morgan Securities LLC at (212) 834-4533, Mizuho Securities USA LLC at (866) 271-7403, MUFG Securities Americas Inc. at (877) 649-6848, and Scotia Capital (USA) Inc. at (800) 372-3930.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described in this press release, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering is being made only by means of a prospectus and related prospectus supplement, which are part of an effective registration statement.

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and export and import terminals; crude oil gathering, transportation, storage and export and import terminals; petrochemical and refined products transportation, storage, export and import terminals and related services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems. The partnership’s assets include approximately 50,000 miles of pipelines; 260 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity.

Contacts: Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745

Rick Rainey, Media Relations (713) 381-3635

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